SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                            HomeGold Financial, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                            HOMEGOLD FINANCIAL, INC.

                              1021 BRIARGATE CIRCLE
                         COLUMBIA, SOUTH CAROLINA 29210


                                 April 30, 2002

                To All Shareholders:

                You are cordially invited to attend the Annual Meeting of Shareholders of HomeGold Financial, Inc. (the "Company"), which will be held at the Capital City Club located at 1201 Main Street, 25th Floor, Columbia, South Carolina, on Tuesday, June 4, 2002, at 10:00 a.m. All holders of the Company's outstanding Common Stock of record at the close of business on May 3, 2002, are entitled to notice of and to vote at the Annual Meeting.

                Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented at the Annual Meeting, and shareholders will have an opportunity to ask questions.

                Upon adjournment of the Annual Meeting, the Directors and officers will be available to confer informally with shareholders.

                We hope that you will attend the Annual Meeting. Whether or not you plan to attend, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENVELOPE PROVIDED in order to make certain that your shares will be represented at the Annual Meeting. Your vote is very important.

              The Company's 2001 Annual Report to Shareholders and Annual Report on Form 10K (without exhibits) for 2001 are included in this package, and we urge you to read these carefully.

                                         Sincerely yours,


                                         /s/ Ronald J. Sheppard

                                         Ronald J. Sheppard
                                         Chief Executive Officer

                            HOMEGOLD FINANCIAL, INC.
                              1021 BRIARGATE CIRCLE
                         COLUMBIA, SOUTH CAROLINA 29210


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 4, 2002


     TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of HomeGold Financial, Inc. (the "Company") will be held at 10:00 a.m. on June 4, 2002, at the Capital City Club located at 1201 Main Street, 25th Floor, Columbia, South Carolina, for the purpose of considering and acting upon the following:

1. The election of five Directors to serve for specified terms, or until the next Annual Meeting of Shareholders, or until their successors have been duly elected and qualified; and

2. The transaction of such other matters as may properly come before the meeting or any adjournment thereof.

     Only those shareholders of record at the close of business on May 3, 2002 will be entitled to notice of the meeting and to vote at the meeting.


                               BY ORDER OF THE BOARD OF DIRECTORS,
                               C. Thomas Wyche, Secretary


     A form of proxy and the Company's Annual Report for 2001 are enclosed. You are cordially invited to attend the meeting in person but, whether or not you plan to attend, you are urged to SIGN, DATE AND RETURN the proxy in the enclosed, postage-paid, addressed envelope. If you attend the meeting, you may either vote by your proxy or withdraw your proxy and vote in person.

                            HOMEGOLD FINANCIAL, INC.
                              1021 BRIARGATE CIRCLE
                         COLUMBIA, SOUTH CAROLINA 29210
                        --------------------------------

                                 PROXY STATEMENT
                        ---------------------------------
                         ANNUAL MEETING OF SHAREHOLDERS
                                  June 4, 2002

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HomeGold Financial, Inc. (the "Company" or "HomeGold") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 10:00 a.m. on Tuesday, June 4, 2002, at the Capital City Club located at 1201 Main Street, 25th Floor, Columbia, South Carolina. The approximate date of mailing this Proxy Statement is May 8, 2002.

         USE OF PROXIES; MATTERS TO BE VOTED UPON AT THE MEETING. Shares represented by proxies in the accompanying form, if properly signed and returned and not revoked before their voting, will be voted at the Annual Meeting and any adjournment or adjournments thereof in accordance with the specifications made thereon. If a proxy is signed and returned without indicating any voting instructions, the shares represented by that proxy will be voted:


     (1) FOR the election of the five nominees for Director named in this proxy statement; and

     (2) In the discretion of the proxy holders on such other matters as may properly come before the Annual Meeting or any adjournment thereof.


         REVOCATION OF PROXIES. Any person signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company prior to the proxy being voted, by mailing to the Company a later dated proxy which is received by the Company prior to the Annual Meeting, or by attending the Annual Meeting and giving notice of revocation to the Secretary of the Company either prior to the meeting or in open meeting prior to the proxy being voted (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to HomeGold Financial, Inc., 1021 Briargate Circle, Suite B, Columbia, South Carolina 29210, Attention:
Secretary.

         WHO IS ENTITLED TO VOTE; VOTING MATTERS. Shareholders of record at the close of business on May 3, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of such date, there were outstanding
16,912,594 shares of the Company's Common Stock, $.001 par value per share ("Common Stock"), each of which is entitled to one vote. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each item of business is tabulated separately. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of determining whether a quorum exists. A majority of the shares outstanding and represented in person or by proxy will constitute a quorum at the Annual Meeting. Shareholders do not have any dissenters or appraisal rights with respect to the matters to be voted on at the Annual Meeting listed above.

         PERCENTAGE APPROVAL REQUIRED. Abstentions and broker non-votes have no effect on the election of directors. Directors are elected by a plurality of votes cast by the shares voting in person or by proxy at the Annual Meeting.

         SOLICITATION OF PROXIES. This solicitation of proxies is made by the Company, and the Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing the Proxy Statement, Notice of Annual Meeting and Proxy Card (collectively, the "Proxy Materials"). Proxies will be solicited principally through these Proxy Materials. However, the Company has also engaged the firm of Georgeson Shareholder Services ("GS") as proxy solicitors to assist the Company in this proxy solicitation. Employees of GS may contact shareholders by mail, by telephone or through personal solicitation. The Company expects to pay GS approximately $7,500 in connection with such solicitation. Proxies may also be solicited by telephone or through personal solicitation conducted by employees of the Company. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with this proxy solicitation.

Banks, brokers and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these Proxy Materials to beneficial owners of the Common Stock.


                         SUMMARY OF THE HOMESENSE MERGER

          On May 9, 2000, HomeSense Financial Corp. and certain of its affiliated companies (collectively "HomeSense") were merged (the "Merger") into HomeGold, Inc., a wholly owned subsidiary of the Company, pursuant to a Reorganization Agreement dated February 29, 2000, as amended (the "Merger Agreement") approved by the Company's shareholders at the 2000 annual meeting of shareholders on April 28, 2000. HomeSense was a privately owned specialized mortgage company headquartered in Lexington, South Carolina that originated and sold mortgage loans in the sub-prime mortgage industry.

          In the Merger, the Company issued 6,780,944 shares of its Common Stock (approximately 40% of post-Merger outstanding shares) valued at $1.04 per share plus an additional 10 million shares of Series A Non-convertible Preferred Stock, par value $1 per share, for 100% of the outstanding stock of HomeSense. 6,072,370 of these shares of Common Stock (approximately 36% of the post-Merger outstanding shares) and all of the preferred stock were issued to HomeSense's primary shareholder Ronald J. Sheppard.

         Mr. Sheppard is now the Chief Executive Officer of the Company, and a director of both HomeGold, Inc. and the Company. As a condition of closing, the Company entered into a three year employment agreement with Mr. Sheppard pursuant to which Mr. Sheppard became the Chief Executive Officer and President of the Company. Mr. Sheppard, on his own initiative, subsequently resigned as President so that the Company's current President could assume office.

          Also, in connection with the Merger, Mr. Sheppard, the Company's Chairman John M. Sterling, Jr., the Sterling Family Limited Partnership (of which Mr. Sterling and his wife are the general partners) and certain other shareholders of the Company entered into a voting agreement (the "Voting
Agreement") described in more detail below under the heading "Compensation Committee Interlocks and Insider Participation" and "Voting Agreement Affecting Election of Directors." The parties to the Voting Agreement beneficially own approximately 42.34% of the Company's Common Stock. Prior to the Merger, no shareholder or known group of shareholders beneficially owned more than 11.76% of the Company's Common Stock. The Voting Agreement, among other things, restricts the issuance of additional Series A Non-convertible Preferred Stock without Mr. Sheppard's consent.



                              ELECTION OF DIRECTORS
                              (ITEM 1 ON THE PROXY)

GENERAL

         The Company's Bylaws provide that the number of directors of the Company shall be determined by the Board of Directors (the "Board"). The size of the board is currently set at seven. On December 18, 2001, the Board elected Paul Banninger a Director to fill the vacancy carried over from last year. Jan
S. Sirota resigned as a Director on March 19, 2002, and Tobe C.B. Childers resigned as a Director on April 23, 2002. These resignations leave two positions on the Board vacant. The Board has determined to reduce the number of Directors to five rather than find replacements for Mr. Sirota or Mr. Childers. Each director will serve until the next annual meeting of shareholders or until his successor has been elected or appointed. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees for director are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees named will be unable to serve if elected.

CUMULATIVE VOTING

         The Company's Articles of Incorporation were amended at the 2000 Annual Meeting to remove cumulative voting rights with respect to the election of Directors.


NOMINEES

         The names of the nominees for Director, together with their term in office and certain information about them, are as follows:

                                                      DIRECTOR
           NAME AND AGE                                 SINCE                  PRINCIPAL OCCUPATION
           ------------                               --------                 --------------------

    TECUMSEH HOOPER, JR. (54)                            1991         President, Chief Executive Officer of ProfitLab, Inc. (1)
    J. ROBERT PHILPOTT, JR. (55)                         1997         President, Philpott, Ball & Werner (2)
    RONALD J. SHEPPARD (44)                              2000         Chief Executive Officer of the Company (3)
    PAUL BANNINGER (46)                                  2001         Chief Executive Officer of HomeGold, Inc. (4)
    JOHN M. STERLING, JR. (64)                           1991         Chairman of the Board of the Company (5)

(1) Mr. Hooper is currently the President and Chief Executive of ProfitLab. Inc. a web-based telecom expense management company headquartered in Greenville, South Carolina. In December 2001, he retired from IKON Office Solutions, Inc. ("IKON") where he served as President Southeast District from 1995 to 2001 and Southeast Regional Director from 1994 to 1995. He was also President of Modern Office Machines from 1982 to 1994. From 1981 to 1995, Mr. Hooper also served as General Partner of Reedy River Ventures. Mr. Hooper also serves on the Board of Directors of Greenville First Bank.

(2) Mr. Philpott has been President of Philpott, Ball & Werner since 1991. Philpott, Ball & Werner, which Mr. Philpott founded as Philpott Ball & Company in 1991, is engaged in the business of providing investment banking services to small- to mid-size companies. Mr. Philpott was Managing
     Director of the Capital Markets Group for Interstate/Johnson Lane Corporation, an investment banking firm ("IJL"), from 1989 to 1990. From 1985 to 1989, Mr. Philpott served as Senior Vice President and Manager of IJL's Corporate Finance Department. From 1981 to 1985, he served as Vice President in the Corporate Finance Department of J.C. Bradford & Company, an investment banking firm. Mr. Philpott also served as a regional corporate lending officer for Wachovia Bank and Trust Company, N.A., from 1972 to 1981.

(3) Mr. Sheppard has served as Chief Executive Officer of the Company since May 2000, and as President of the Company from May 2000 until October 2000. Mr. Sheppard also served as Chief Executive Officer of HomeSense Financial Corp. and its predecessor companies and affiliates since 1989. Prior to forming HomeSense, Mr. Sheppard worked at United Companies Mortgage. Mr. Sheppard has been in the financial services industry for 19 years.

(4) Mr. Banninger has served as Chief Executive Officer of HomeGold, Inc., a subsidiary of the Company, since December 2001. From 1975 to December 2001, Mr. Banninger served in various capacities with several national mortgage companies, most recently as Senior Vice President Home Equity Division of Conseco, Inc. Mr. Banninger began his career in consumer lending in 1975 as a branch manager with Household International. He remained with Household for twenty years and was Vice President Regional General Manager at the time of his departure.

(5)  Mr.  Sterling  has served as  Chairman  of the Board of the  Company  since
     August 1996. Mr. Sterling also served as President of the Company from January 1991 to August 1996, and as its Chief Executive Officer from August 1996 until May 2000. Mr. Sterling also served as President of Palmetto Seed Capital Corporation from November 1993 to November 1998. Palmetto Seed Capital Corporation is the general partner of Palmetto Seed Capital, L.P. ("PSC"). PSC invests primarily in early stage South Carolina companies. Mr. Sterling was Chairman of the Board and Chief Executive Officer of Modern Office Machines, Inc. ("MOM", acquired by IKON Office Solutions), which is engaged in the sale of office equipment and supplies, from 1981 through August 1992. Mr. Sterling served as General Partner and Manager of Reedy River Ventures ("RRV"), which Mr. Sterling founded, from 1981 to 1995. In 1995 the Company became General Partner and Manager of RRV. In 1997, the Company purchased RRV, and Emergent Equity Advisors, Inc. ("EEA"), a wholly-owned subsidiary of the Company, and became the General Partner of

     RRV. RRV is a Small Business Investment Company licensed by the Small Business Administration to invest in small businesses. RRV and EEA were sold to Transamerica Corp. in November of 1998. Mr. Sterling also serves on the Board of Directors of Datastream Systems, Inc. and several private companies.


VOTING AGREEMENT AFFECTING ELECTION OF DIRECTORS

          In connection with the consummation of the Merger on May 9, 2000, Mr. Sheppard, Mr. Sterling, the Sterling Family Limited Partnership (of which Mr. Sterling and his wife are the general partners) and certain other shareholders of the Company entered into the Voting Agreement. The parties to the Voting Agreement hold approximately 42.34% of the outstanding shares of the Company's Common Stock.

          The Voting Agreement provides, among other things, that the parties thereto will vote all of their Company shares in favor of: (a) making and maintaining the number of directors of the Company at seven; (b) the election of three members of the Board designated by Mr. Sheppard; (c) the election of three members of the Board designated by a majority in interest of the parties to the Voting Agreement other than Mr. Sheppard; (d) the election of the seventh member of the Board, nominated by Mr. Sheppard and approved by a majority in interest of the parties to the Voting Agreement other than Mr. Sheppard, which approval shall not be unreasonably withheld; and (e) the appointment of Mr. Sterling to serve as Chairman of the Board. The Board unanimously agreed to reduce the number of directors to five. Mr. Sheppard, for purposes of the 2002 Annual Meeting, waived his right to designate a third director and to nominate a seventh director.

        Mr. Sheppard and Mr. Banninger are two of the three Directors designated by Mr. Sheppard as provided in clause (b) above. Mr. Childers was the third director designated by Mr. Sheppard as provided in clause (b) above. Mr. Sterling, Mr. Hooper and Mr. Philpott are the three Directors designated by the parties to the Voting Agreement other than Mr. Sheppard as provided in clause
(c) above. Mr. Sirota was the seventh Director nominated by Mr. Sheppard and approved by the majority in interest of the other parties to the Voting Agreement as provided in clause (d) above. Mr. Sterling serves as the Chairman of the Board as provided in clause (e) above.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year, and written representations that no Form 5 was required, the Company believes that all of its executive officers, Directors and persons who may have been deemed to be greater than 10% shareholders during the year have made all filings required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") except that Paul Banninger and Kevin Martin were late in filing Forms 3 required to be filed upon becoming executive officers of the Company and Messrs. Banninger, Martin and Forrest Ferrell, David Gaffney, Tony Park, and Karen Miller were late in filing a Form 5 with respect to one option grant in 2001.


                             MEETINGS AND COMMITTEES

         During fiscal year 2001, the Company's Board met four times. Each Director attended more than 75% of the total number of meetings of the Board and all committees on which he served.

         The Board has an Executive Committee, the function of which is to make decisions between meetings of the Board of Directors pursuant to authority delegated by the Board. The current members of the Executive Committee are Messrs. Sterling, and Sheppard. The Executive Committee did not meet during 2001.

         The Board also has an Audit Committee, which is responsible for reviewing and making recommendations regarding the Company's engagement of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. During 2001, the Audit Committee was composed of Mr. Philpott and Tobe C.B. Childers. The current members of the Audit Committee are Messrs. Philpott, Sterling, and Hooper. The Audit Committee met four times during 2001.

         The Board also has a Compensation Committee, the function of which is to make recommendations to the Board as to the salaries, bonuses and stock option awards of the officers and employees of the Company. During 2001, the members of the Compensation Committee were Jan Sirota and Tecumseh Hooper, Jr.

The current members of the Compensation Committee are Messrs. Sterling, Hooper and Sheppard. The Compensation Committee did not meet during 2001. The compensation of Mr. Sheppard for 2001 was ratified by the board of Directors.

         The Board also has a Nominating Committee, the function of which is to locate, consider and recommend to the Board suitable candidates to serve as directors of the Company. During 2001, the members of the Nominating Committee were Messrs. Childers, Hooper and Philpott. Mr. Childers resigned as a director in 2002, so the Nominating Committee is currently Messrs. Hooper and Philpott. The Nominating Committee will consider shareholder nominations for Directors provided any shareholder making such a nomination complies with the provisions of the Company's Bylaws pertaining to the nomination of Directors. The Bylaws require timely advance written notice of shareholder nominations and compliance with certain other procedures in order for shareholder nominees to be eligible for election. Generally, the Bylaws require that a shareholder's written notice of nominees be received at the principal executive offices of the Company during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the Board of Directors. The notice must include (a) all information relating to each nominee that is required to be disclosed in proxy solicitations or otherwise under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the written consent of each such nominee to serve if elected, and (b) the name and address as they appear on the corporation's books of the shareholder and the beneficial owner, if any, making the nomination and the class and number of shares owned beneficially and of record by such shareholder and beneficial owner. Shareholder nominations must also comply with all applicable provisions of the Exchange Act and regulations promulgated thereunder. If there are any shareholder nominations, the Company's Secretary will appoint two inspectors who are unaffiliated with the Company to determine whether the nominations comply with these requirements. A copy of the Bylaws is available upon request to the Secretary of the Company at the address indicated on the first page of this Proxy Statement.



                                 DIRECTORS' FEES

         Each non-employee Board member (an "Outside Director") receives a cash Director's fee of $15,000 per year. The Outside Directors receive a Common Stock grant every year. The number of shares granted equals $12,000 divided by the fair market value of the Company's Common Stock on the grant date. The Outside Directors receive this Common Stock grant in lieu of compensation in the form of options and rights to purchase restricted shares of Common Stock that they would otherwise receive under the Company's Restricted Stock Agreement Plan. Under the Restricted Stock Agreement Plan, each Outside Director would receive an annual grant entitling him/her to purchase Common Stock with a fair market value as of the grant date of $12,000 at a price of $0.001 per share. No grant was made to the directors in 2001.

                        EXECUTIVE OFFICERS OF THE COMPANY


         The following table sets forth certain information regarding the current executive officers of the Company, all of whom are serving for an indefinite term of office until their successors are appointed by the Board:

NAME AND AGE                               POSITION

Ronald J. Sheppard (44)                    Chief Executive Officer (1)

Forrest E. Ferrell (49)                    President (2)

Kevin G. Martin (36)                       Executive Vice President, Chief Financial Officer (3)

Karen A. Miller (49)                       Executive Vice President, Chief Administrative Officer (4)
David C. Gaffney (39)                      Executive Vice President, General Counsel (5)

(1) See information under "Election of Directors; Nominees." The Merger was consummated with the understanding that Mr. Sheppard would serve as the Chief Executive Officer and President of the Company following the Merger, and an employment agreement dated May 9, 2000 entered into by and between Mr. Sheppard and the Company at the Merger closing and having a three year term provides that Mr. Sheppard shall hold those offices. Entry into this employment agreement was a condition of closing under the Merger Agreement. Mr. Sheppard, on his own initiative, resigned from the office of President in October 2000 to enable Mr. Ferrell to assume the office of President of the Company.

(2) Mr. Ferrell has served as President since October, 2000. From the date of the Merger until October 2000, Mr. Ferrell served as Executive Vice President, Structured Finance. From 1985 to May 2000, Mr. Ferrell served in various capacities with Altegra Credit Company in Pittsburgh, Pennsylvania, most recently as Senior Vice President - Head of Wholesale Acquisitions. From 1971 to 1985, Mr. Ferrell held several positions in the Banking industry encompassing all phases of consumer lending, operations, and loan servicing.

(3) Mr. Martin has served as Executive Vice President and Chief Financial Officer since May, 2001, and as Vice President of Finance from August 2000 to May 2001. From 1998 to 2000, Mr. Martin served as Manager of Financial Reporting at Advantica Restaurant Group, Inc., and from 1995 to 1998, Mr. Martin served as Chief Financial Officer of Genesis Marketing Group. Prior to 1995, Mr. Martin worked in public accounting as a Certified Public Accountant.

(4) Ms. Miller has served as Executive Vice President, Chief Administrative Officer since August 1999, and as Executive Vice President, Chief Technology Officer of certain subsidiary companies since July 1996. From April 1980 to July 1996, Ms. Miller served as Assistant Manager of Data Processing at American Federal Bank, F.S.B., in Greenville, South Carolina.

(5) Mr. Gaffney has served as Executive Vice President, General Counsel since the Merger. From May 1997 until the Merger, Mr. Gaffney served as General Counsel of HomeSense Financial Corp. in Lexington, South Carolina. Prior to joining HomeSense, Mr. Gaffney was in private practice in Greenville, South Carolina.

                             EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid by the Company or its subsidiaries during fiscal years 2001, 2000, and 1999 to the Company's Chief Executive Officer and to the next four highest paid executive officers of the Company whose cash and cash equivalent compensation exceeded $100,000 for services rendered in all capacities (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                       ANNUAL COMPENSATION                    AWARDS
                                               ---------------------------------- ------------------------------
                                                                                   SECURITIES      ALL OTHER
NAME AND                                           SALARY          BONUS ($)       UNDERLYING    COMPENSATION
PRINCIPAL POSITION                 YEAR            ($) (1)                         OPTIONS (#)      ($) (2)
-------------------------------- ---------- -- ---------------- ----------------- ------------- ----------------

Ronald J. Sheppard                 2001         (3)   451,923   (3)     900,000         --            6,865
Chief Executive Officer            2000         (3)   173,076   (3)     452,156    825,423            4,309
                                   1999                    --                --         --               --

Forrest E. Ferrell                 2001               201,923            75,000     50,000               --
President                          2000               100,110             5,000     30,000               --
                                   1999                    --                --         --               --

David C. Gaffney                   2001               131,411            30,000     30,000               --
Executive Vice President           2000                85,000                --         --               --
General Counsel                    1999                    --                --         --               --

Kevin G. Martin                    2001               119,231             7,500     30,000               --
Executive Vice President           2000        (4)     28,269                --      5,000               --
Chief Financial Officer            1999                    --                --         --               --

Karen A. Miller                    2001               172,033            10,000     30,000            3,967
Executive Vice President           2000               154,350                --      5,000            3,363
Chief Administrative Officer       1999               145,923                --     20,000            3,846

Tony L. Park  (5)                  2001               175,000           142,500     30,000            1,910
Executive Vice President           2000               281,943                --     30,000            3,150
                                   1999                    --                --         --               --

(1) A portion of total salary may have been deferred, at the option of the employee, pursuant to the Company's 401(k) plan. Any such deferred compensation is included in this column.

(2) All amounts shown under "All Other Compensation" consist of contributions during fiscal 2001, 2000 and 1999 to the Company's 401(k) plan in the amount shown to match pre-tax elective deferral contributions (included under salary) made by the executive officers to the plan.

(3) Pursuant to Mr. Sheppard's employment agreement, Mr. Sheppard is entitled to a minimum base salary of $250,000 per year and a bonus of $200,000 per calendar quarter in lieu of dividends on the ten million shares of Series A Nonconvertible Preferred Stock Mr. Sheppard received in the Merger. Amounts for 2000 are prorated from May 8, 2000, the date the Merger was consummated. The 2001 bonus includes an additional $100,000 bonus. Mr. Sheppard's annual base salary was increased to $600,000 on June 4, 2001.

(4)  Employment   began  on  August  7,  2000,  and  the  amount  shown  is  the compensation earned during the period from August 7, 2000 to December 31, 2000.

(5)  Mr. Park's employment with the Company terminated on December 13, 2001.

Certain amounts may have been expended by the Company which may have had value as a personal benefit to the executive officers. However, the total value of such benefits is not listed because it did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for any executive officer.


                                  STOCK OPTIONS

         The following table sets forth certain information concerning grants of options to the Named Executive Officers during fiscal 2001.

                                              OPTION GRANTS IN LAST FISCAL YEAR
                                                                  Individual Grants
                                                                                        Potential Realizable Value at Assumed
                           Number of       % of Total                                              Annual Rates of
                          Securities      Options/SARs                                     Stock Price Appreciation for
                          Underlying       Granted tp      Exercise                   ---------------------------------------
                            Options       Employees in       Price       Expiration           Option Term (10 Years)
          Name            Granted (#)     Fiscal Year      ($/Share)        Date             5% ($)             10% ($)
          ----            -----------     -----------      ---------        ----             ------             -------

Ronald J. Sheppard                   --               --            --             --          --                 --
Forrest E. Ferrell               50,000            8.20%         $0.35        9/05/11       $10,191             $19,094
David  C. Gaffney                30,000            4.92%         $0.35        9/05/11        $6,115             $11,456
Kevin G. Martin                  30,000            4.92%         $0.35        9/05/11        $6,115             $11,456
Karen A. Miller                  30,000            4.92%         $0.35        9/05/11        $6,115             $11,456
Tony L. Park                     30,000            4.92%         $0.35        9/05/11        $6,115             $11,456

         The options granted are exercisable, on a cumulative basis, at the rate of 20 percent annually beginning on the first anniversary of the date of the grant. The options expire 10 years from the date of grant. All options have a per share exercise price equal to the fair market value of the Company's Common Stock on the grant date.

         The following table sets forth certain information with respect to options to purchase shares of Common Stock held by the Named Executive Officers and as to the number of shares covered by both exercisable and unexercisable stock options. Also reported are the values for the "in-the-money" options which represent the positive spread between the exercise price of any such existing stock option and the year-end fair market value of the Common Stock. No Named Executive Officer exercised options in 2001.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                               Shares                         Number of Securities
                              Acquired         Value         Underlying Unexercised            Value of Unexercised
                                Upon       Realized ($)      Options at 2001 Fiscal        In-the-Money Options at 2001
           Name             Exercise (#)                           Year-End (#)               Fiscal Year-End ($) (1)
                                                            Exercisable/Unexercisable        Exercisable/Unexercisable
--------------------------- -------------- -------------- ------------------------------ ----------------------------------

Ronald J. Sheppard               --             --                    --/--                             -- /--
Forrest E. Ferrell               --             --                 6,000/74,000                         -- /--
David C. Gaffney                 --             --                 6,000/54,000                         -- /--
Kevin G. Martin                  --             --                 1,000/34,000                         -- /--
Karen A. Miller                  --             --                37,200/56,800                         -- /--
Tony L. Park (2)                 --             --                 6,000/--                             -- /--

(1) Exercise prices of options range from $0.35 to $12.25 per share. The per share value of Common Stock on December 31, 2001 was $0.45, which represents the closing market price of a share of the Company's Common Stock as reported by the Nasdaq Over the Counter Bulletin Board.

(2)  Mr. Park's employment with the Company terminated on December 13, 2001.

                              EMPLOYMENT CONTRACTS

          Mr. Sheppard is party to an employment agreement with the Company described below under the heading "Compensation Committee Interlocks and Insider Participation" which description is incorporated herein by reference.

          Ms. Miller has an agreement with the Company that provides for the payment of one year's base salary to her exclusive of bonus, incentive or relocation payments, in the event: (a) her employment with the company is terminated without cause; (b) she resigns because her responsibility or authority is substantially reduced without her consent; (c) she resigns because her services are relocated more than 35 miles from their primary location; or
(d) she resigns as a result of a reduction in base salary in excess of ten percent (10%). Under the agreements, severance compensation shall be paid in a lump sum within thirty (30) days, and all vested stock options are exercisable for twelve (12) months following termination.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

                              OWNERS AND MANAGEMENT


         The following table sets forth as of April 26, 2002, except as otherwise noted, certain information regarding ownership of the Company's Common Stock by (i) each person or group who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's Directors and Named Executive Officers, and (iii) all Directors and executive officers of the Company as a group.


             NAME AND ADDRESS OF                  AMOUNT AND NATURE OF                     PERCENT OF
              BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP               OUTSTANDING SHARES (1)

5% Beneficial Owners
The Sterling Family Limited Partnership              944,259  (2)                          5.52%
P.0. Box 17526
Greenville, SC 29606

Directors and Named Executive Officers
Ronald J. Sheppard                                 6,072,370  (3)                         35.49%
John M. Sterling, Jr.                              1,172,868  (4)                          6.85%
Tecumseh Hooper, Jr.                                 253,478  (5)                          1.48%
J. Robert Philpott, Jr.                               36,298  (6)                            *
Paul Banninger                                            --                                 --
David C. Gaffney                                     120,286  (7)                            *
Karen A. Miller                                       61,136  (8)                            *
Forrest E. Ferrell                                     6,000  (9)                            *
Kevin G. Martin                                        1,000  (10)                           *
Tony L. Park                                              --                                 --

All  Executive  Officers  and  Directors as a
Group (10 persons)                                 7,723,436                              45.14%

----------------------------------------------

(1) Pursuant to Rule 13d-3 under the Exchange Act, shares are deemed "beneficially owned" if the named person or group has the right to acquire ownership of such shares within 60 days. The percentage for each person or group is computed on the assumption that shares subject to acquisition upon the exercise of options by such person or group are outstanding, but that no other such shares similarly subject to acquisition by other persons are outstanding.

(2) The Sterling Family Limited Partnership is a limited partnership of which Mr. Sterling and his wife, Elizabeth H. Sterling, serve as the general partners.

(3)  Mr. Sheppard owns these 6,072,370 shares of Common Stock directly.

(4) Includes 944,259 shares of Common Stock owned by The Sterling Family Limited Partnership; 43,332 shares owned by Mr. Sterling and held in a Keogh account; 15,000 shares of Common Stock owned by Mr. Sterlings' spouse. Also includes 149,000 shares of Common Stock, which may be acquired pursuant to stock options currently exercisable or exercisable within 60 days of the Record Date, and 21,277 shares of Common Stock held in the Company's 401(k) plan.

(5) Includes 249,246 shares of Common Stock owned by Mr. Hooper directly. Also includes 1,332 shares of Common Stock that may be acquired pursuant to stock options currently exercisable or exercisable within 60 days of the Record Date, and 2,900 shares of Common Stock that may be acquired pursuant to the Restricted Stock Agreement Plan.

(6) Includes shares of Common Stock that were acquired pursuant to the Restricted Stock Agreement Plan.

(7) Includes 114,286 shares of Common Stock owned by Mr. Gaffney directly and 6,000 shares of Common Stock which may be acquired pursuant to stock options currently exercisable or exercisable within 60 days of the Record Date.

(8) Includes 7,062 shares of Common Stock owned by Ms. Miller directly. Also includes 37,200 shares of common Stock which may be acquired pursuant to stock options currently exercisable or exercisable within 60 days of the Record Date, and 16,874 shares held in the Company's 401(k) plan.

(9) Includes 6,000 shares of Common Stock that may be acquired pursuant to stock options currently exercisable or exercisable within 60 days of the Record Date.

(10) Includes 1,000 shares of Common Stock that may be acquired pursuant to stock options currently exercisable or exercisable within 60 days of the Record Date.

* Less than one percent of the outstanding shares of the class.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

        During 2001, the members of the Compensation Committee of the Board were Tecumseh Hooper, Jr. and Jan Sirota. Mr. Sirota resigned from his directorship on March 19, 2002, and John M. Sterling, Jr. and Ronald J. Sheppard were subsequently appointed to the Compensation Committee. Mr. Sterling is the Chairman of the Board of the Company. Mr. Sheppard has been the Chief Executive Officer of the Company since May 9, 2000 and served as the Company's President from May until October of 2000.

         Mr. Sirota, through his employment with Raymond James & Associates ("Raymond James"), assisted HomeGold in the Merger. Raymond James received a transaction fee of $650,000, of which $150,000 was related to the preparation of the fairness opinion provided to the Company in connection with the Merger, and also a warrant with a term of five years to purchase 250,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. During 1998, Raymond James served as the investment banking firm that assisted the Company in selling its small business loan operations, for which it received a cash fee of $713,632. Raymond James also assisted the Company in selling Sterling Lending
Corp. in 1998 for which it received a cash fee of $100,000. In 1996, Raymond James assisted in the initial public offering of the Company's stock, and has served as a market maker of its stock.

          Mr. Sheppard was the principal shareholder of HomeSense. In connection with the Merger, Mr. Sheppard received 6,072,370 shares of the Company's Common Stock or approximately 36% of the post-Merger outstanding Common Stock of the Company. Mr. Sheppard also received 10,000,000 shares of the Company's Series A Non-convertible Preferred Stock, which is non-redeemable, and has an annual cumulative dividend of $0.08 per share, increasing to $0.10 per share on January 1, 2005, and has a par value of $1 per share. This preferred stock has a preference over the Company's Common Stock with respect to liquidation and dividends. Also in connection with the Merger:

(1) Stock Restriction Agreement. Former HomeSense shareholders and certain existing Company shareholders, including Mr. Sterling agreed to restrict transfer of their shares for three years in order to preserve the Company's net operating loss carryforward available for tax purposes.
(2) Employment and Non-Competition Agreement; Grant of Option. The Company entered into an employment agreement with Mr. Sheppard having a three-year term whereby the Company agreed to employ Mr. Sheppard as President and Chief Executive Officer. The agreement provides that Mr. Sheppard will receive a base salary of $250,000 per year, an annual bonus equal to 2% of the Company's annual net income before taxes and an additional quarterly bonus of $200,000 until none of the Company's 10-3/4% senior notes remain outstanding. The $200,000 quarterly bonus was included in the agreement because a covenant in the indenture pertaining to the Company's 10-3/4% senior notes restricted the payment of dividends with respect to the 10 million shares of Series A Nonconvertible Preferred Stock issued to Mr. Sheppard in the Merger. The agreement contains a non-competition provision to which Mr. Sheppard is subject, which extends in certain circumstances for two years beyond the expiration of the term of the agreement. Under the Employment Agreement, the Company granted Mr. Sheppard an option to acquire up to 825,423 shares of the Company's common stock at an exercise price of $1.75 per share. The option was intended to protect Mr. Sheppard from dilution caused by the exercise of outstanding options and warrants previously granted to other persons and would vest and become exercisable only upon the issuance of Common Stock pursuant to the exercise of such other options. This option was cancelled by agreement between the Company and Mr. Sheppard as described more fully under paragraph (5) below.
(3) Registration Rights Agreement. The Company entered into a registration rights agreement with the former HomeSense shareholders with respect to the Company Common Stock and options issued in the Merger and pursuant to Mr. Sheppard's employment agreement.
(4) Voting Agreement. Mr. Sheppard and certain existing Company shareholders including Mr. Sterling entered into a three-year Voting Agreement, in which they agreed to vote all of their Company shares in favor of:
     (a)  Making and  maintaining  the  number of  directors  of the  Company at seven.
     (b)  The election of three members of the Board designated by Mr. Sheppard.
     (c) The election of three members of the Board designated by a majority in interest of the parties to the Voting Agreement other than Mr. Sheppard.
     (d) The election of the seventh member of the Board, nominated by Mr. Sheppard and approved by a majority in interest of the parties to the Voting Agreement other than Mr. Sheppard, which approval shall not be unreasonably withheld.
     (e)  The appointment of Mr. Sterling to serve as Chairman of the Board.
     (f)  Mr.  Sheppard,  for  purposes of the 2002 Annual  Meeting,  waived his right  to  designate  a  third  director  and to  nominate  a  seventh director.
(5) Mutual Indemnification Agreement. Mr. Sheppard and the Company entered into a Mutual Indemnification Agreement pursuant to which Mr. Sheppard agreed to indemnify the Company on a non-recourse basis against losses it may incur as a result of breaches of HomeSense's warranties, representations and obligations under the Merger Agreement. The source of recovery from such breach was to be the surrender of Series A Non-convertible Preferred Stock of the Company issued to Mr. Sheppard in the Merger. The Company agreed to indemnify Mr. Sheppard on a non-recourse basis against losses he may incur as a result of breaches of the Company's warranties, representations and obligations under the Merger Agreement. The source of recovery from such breach was to be the issuance of up to an additional 5,300,000 shares of Series A Non-convertible Preferred Stock. After the Merger was consummated, certain differences arose between the parties to the Merger regarding the warranties and representations in the Merger Agreement. These differences were resolved in February 2001 by an agreement between Mr. Sheppard and the Company pursuant to which Mr. Sheppard agreed to remain a guarantor with respect to certain indebtedness HomeGold, Inc. assumed from HomeSense in the Merger and pursuant to which the options for Company stock issued to Mr. Sheppard under his employment agreement in connection with the Merger were cancelled. In addition, the Mutual Indemnification Agreement between the Company and Mr. Sheppard was cancelled.
(6) Non-recourse Promissory Note. At December 31, 1999, Mr. Sheppard owed $1.7 million to HomeSense, and HomeSense agreed to lend Mr. Sheppard another $4.0 million prior to the consummation of the Merger secured by a $4.0 million certificate of deposit. HomeGold Inc. agreed to lend HomeSense $4.0 million prior to the consummation of the Merger, with interest payable at a rate of 7.5% per annum, secured solely by an assignment of the pledge of the certificate of deposit. Upon consummation of the Merger, these two notes were combined into a non-recourse note receivable from Mr. Sheppard, with interest payable quarterly at 7.5% per annum secured with 5,700,000 shares of the Company's Series A Non-convertible Preferred Stock and 4,560,000 shares of the Company's Common Stock.
(7) Stock Pledge Agreement. The Stock Pledge Agreement provides the terms and conditions upon which the Non-recourse Promissory Note and Mutual Indemnity Agreement mentioned above are secured by a pledge to the Company of the 5,700,000 share of Series A Non-convertible Preferred Stock and 4,560,000 shares of Common Stock.

         Mr. Sterling holds floating rate notes and/or subordinated debentures (collectively, the "Debentures") issued by the Company's wholly-owned subsidiary Carolina Investors, Inc. "CII", which at March 15, 2002 had an aggregate outstanding principal amount of approximately $65,000. These Debentures were purchased on terms which were the same as those available to purchasers not affiliated with the Company.

         Mr. Sheppard holds floating rate notes and/or subordinated debentures issued by the Company's wholly-owned subsidiary CII, which at March 15, 2002 had an aggregate outstanding principal amount of approximately $200,000. These Debentures were purchased on terms which were the same as those available to purchasers not affiliated with the Company.

         Mr. Sheppard purchased a tract of unimproved property from the Company in June 2001. The property was owned by HomeSense and became property of the Company by reason of the Merger. The property was not used in the business of the Company. Mr. Sheppard paid $308,593 for the property, the exact value at which the Company acquired the property in the Merger. The Board of Directors determined that the amount Mr. Sheppard paid was an acceptable fair market value based upon analysis provided by an independent appraiser and consented to the transaction.

         Mr. Sheppard has provided personal guaranties on certain warehouse lines of credit which are disclosed in the Company's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission pursuant to section 13 or 15(D) of the Securities Exchange Act of 1934.


                           RELATED PARTY TRANSACTIONS

         In addition to the transactions described above under the heading "Compensation Committee Interlocks and Insider Participation," which descriptions are incorporated herein by reference, certain officers, Directors and employees of the Company held Debentures issued by CII which at December 31, 2001 had an aggregate outstanding principal amount of approximately $315,000. These Debentures were purchased on terms which were the same as those available to purchasers not affiliated with the Company.


                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board (the "Compensation Committee") did not meet in 2001, and the entire Board performed the functions of the Compensation Committee.

POLICIES FOR COMPENSATION OF EXECUTIVE OFFICERS

         The Compensation Committee, or the Board in lieu thereof, attempts to act on the shareholders' behalf in establishing an executive compensation program. The basic policy underlying the Company's compensation program for executive officers is that their compensation should vary depending on the Company's success in meeting its financial and strategic objectives, creating value for shareholders, and depending on individual performance. In addition to salary, the compensation program may consist of an annual bonus and grants of stock options under the Employee and Officer Stock Option Plan.

          The Company has no formula for determining base salary or bonuses. The Compensation Committee, or the Board, annually reviews the Company's corporate performance and that of its executive officers and sets levels of compensation at its discretion. As a result, the executive officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon Company-wide and individual performance. During 2001, Mr. Martin was promoted to Executive Vice President and Chief Financial Officer and received a base salary increase. Mr. Ferrell and Ms. Miller received base salary increases. The Company granted these raises primarily because these employees had to move from Greenville, South Carolina to Columbia, South Carolina in connection with the restructuring of the Company in June 2001, in which the Company relocated its headquarters from Greenville, South Carolina to Columbia, South Carolina.

         The Board believes that the market value of the Common Stock, the operating performance of the Company, and the individual performance of its officers are valid criteria for determining annual bonuses. The Board carefully monitors key Company performance criteria, including change in market value of the Company's Common Stock, growth in earnings and revenue and financial performance as compared to budget. During 2001, Messrs. Ferrell, Gaffney, Martin, and Miller all received discretionary bonuses based solely on their individual performances.

         Stock option grants are generally made on an annual basis with exercise prices set at the market closing price on the day of the stock option grant. Stock option grants have the purpose of providing the Company's executive officers and key employees with an equity ownership opportunity in the Company and with incentives to maximize shareholder values. For the year 2001, the Board made option grants to the executive officers and key employees on September 5, 2001. In determining the size of any stock option grant, the Board considered the following qualitative factors: the Board's perception of the Company's overall performance, the individual's performance and the potential effect which the individual's future performance may have on the Company, and the options already held by the individual.

MR. SHEPPARD'S  2001 COMPENSATION

Pursuant to his employment contract, Mr. Shepard is entitled to a minimum base salary of $250,000 per year, a bonus equal to 2% of the Company's annual net income before taxes and a bonus of $200,000 per calendar quarter in lieu of dividends on ten million shares of Series A Nonconvertible Preferred Stock. See "Compensation Committee Interlocks and Insider Participation -Employment and Non-Competition Agreement." The Company did not have net income in 2001; however, the Board of Directors ratified an increase in base annual salary for 2001 to $600,000 and a performance bonus of $100,000 based upon Mr. Sheppard's performance from May 2000 to December 2001. During such time: (i) HomeGold, Inc.'s monthly loan origination volume increased from $23,464,899 in principal amount in May 2000 to $61,443,364 in principal amount in December 2001; (ii) HomeGold, Inc. opened four new regional loan origination offices and began the opening of two more such offices that opened in January 2002; (iii) HomeGold, Inc. acquired Surety Mortgage, Inc., a government-approved seller and servicer, making it possible to underwrite and originate conforming mortgage loans; (iv) the Company formed a new entity to conduct a prospective new business; (v) two independent appraisers calculated the "investment value" of HomeGold, Inc. to be between $135,000,000 to $170,000,000; (vi) Mr. Sheppard personally guaranteed HomeGold, Inc.'s performance under its warehouse credit facility with Household Commercial Financial Services, Inc., which the lender required as a condition to renewal of the warehouse, and (vii) HomeGold, Inc. increased its line of credit with Impac Warehouse Lending Group, Inc. from $10,000,000 to $25,000,000 and its line of credit with The Provident Bank from $10,000,000 to $25,000,000.


BOARD OF DIRECTORS
John M. Sterling, Jr.
Ronald J. Sheppard
Tecumseh Hooper, Jr.
J. Robert Philpott, Jr.
Paul Banninger

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                        AMONG THE COMPANY, NASDAQ MARKET
                     INDEX AND PEER GROUP INDEX FOR THE FIVE
                      YEAR PERIOD ENDING DECEMBER 31, 2001

         A line graph comparing the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total returns of the Nasdaq Market Index and a peer group consisting of publicly traded companies classified as nontraditional mortgage banks by SNL Securities, over the same period (assuming a $100 initial investment), is presented below. The Company will promptly furnish without charge to any shareholder of record on May 3, 2002, the identity of the companies included in the peer group. Requests should be directed to the Company, 1021 Briargate Circle, Suite B, Columbia, South Carolina 29210; Attn: Shareholder Relations.


         Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                            HOMEGOLD FINANCIAL, INC.

                                [GRAPH OMITTED]



                                                                        PERIOD ENDING
                                          --------------------------------------------------------------------------
INDEX                                        12/31/96    12/31/97     12/31/98    12/31/99    12/31/00     12/31/01
--------------------------------------------------------------------------------------------------------------------
HomeGold Financial, Inc.                       100.00      132.14         4.76       11.01        2.23         4.29
NASDAQ - Total US*                             100.00      122.48       172.68      320.89      193.01       153.15
Nontraditional Mortgage Banks                  100.00       74.34        26.62       15.10        6.64         8.61

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002.
Used with permission.  All rights reserved. crsp.com.

                                  ANNUAL REPORT

         THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS AND THE COMPANY'S ANNUAL REPORT ON FORM 10K FOR THE YEAR ENDED DECEMBER 31, 2001 (WITHOUT EXHIBITS) IS BEING MAILED WITH THIS PROXY STATEMENT. ADDITIONAL COPIES MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE TO ANY SHAREHOLDER WHO SO REQUESTS IN WRITING. ANY SUCH REQUEST SHOULD BE DIRECTED TO THE COMPANY, 1021 BRIARGATE CIRCLE, SUITE B, COLUMBIA, SOUTH CAROLINA 29210, ATTENTION: KEVIN G. MARTIN, CHIEF FINANCIAL OFFICER.

         THE FOLLOWING REPORT DOES NOT CONSTITUTE SOLICITING MATERIAL AND IS NOT CONSIDERED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, UNLESS WE EXPRESSLY STATE OTHERWISE.

                          REPORT OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

         The Audit Committee is comprised of three persons two of whom are non-employee directors, and are independent as defined in Rule 4200(a)(14) of the National Association of Stock Dealers listing standards. The third member is Mr. Sterling, Chairman of the Board of the Company. In carrying out its responsibilities, the Audit Committee has:

     o Reviewed and discussed the audited financial statements for the year ended December 31, 2001, with the Company's management and its independent auditors.

     o Discussed with the Company's independent auditors the matters required to be discussed by the Statement on Auditing Standard No. 61, Communication with Audit Committees.

     o Received from the Company's independent auditors written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with the auditors their independence from the Company and its management.

         Based on the review and discussions described above, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

         All members of the Audit Committee concur in this report.

John M. Sterling, Jr.
J. Robert Philpott, Jr.
Tecumseh Hooper, Jr.


                       APPOINTMENT OF INDEPENDENT AUDITORS

         Upon recommendation of the Audit Committee, the Board has appointed Elliott Davis L.L.C. ("Elliott Davis") as independent auditors for the Company for the fiscal year ended December 31, 2002. Elliott Davis currently serves the Company and its subsidiaries as independent auditors and from time to time advises the Company on tax and other matters. Representatives of Elliott Davis will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

         The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year were $277,332.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         There were no fees billed for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by Elliott Davis for the most recent fiscal year.

ALL OTHER FEES

         The aggregate fees billed for all professional services rendered by Elliott Davis for the most recent fiscal year other than those described in the prior two paragraphs were approximately $291,632 related to the audit of the Company's benefit plan, compliance audits of the Company's servicing department, and business valuation services.

         The  Audit  Committee  has  considered  whether  the  provision  of the
services   described  in  the  two  preceding   paragraphs  is  compatible  with
maintaining Elliott Davis' independence.


                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         If you would like to have a proposal considered at the Company's 2003 annual shareholder's meeting (the "2003 Meeting") and you would like your proposal included in the Company's 2003 proxy statement and proxy card (the "2003 Proxy Materials"), your proposal must be in writing, and the Company must receive your proposal at its principal offices no later than February 4, 2003. You should send your proposal to the Company's Secretary at: HomeGold Financial, Inc., 1021 Briargate Circle, Suite B, Columbia, South Carolina 29210. Even if you timely submit your proposal, the Company may exclude it from the 2003 Proxy Materials if it does not comply with rules and regulations of the U.S. Securities and Exchange Commission pertaining to shareholder proposals.

         The Bylaws require that advance written notice of shareholders proposals for consideration at an annual meeting which is not necessarily included in the Company's proxy materials be delivered to the Company's Secretary (at the address indicated above). To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company between the 60th and 90th days prior to the first anniversary of the preceding year's annual meeting, which means between March 6, 2003 and April 5, 2003 for the Company's 2003 Annual Meeting of Shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by the Company. A copy of the Bylaws is available upon request to the Secretary of the Company at the address indicated above. See
"Meetings and Committees" above for a description of the procedures for submitting shareholder nominations for Director which description is incorporated herein by reference.


                                  OTHER MATTERS

         The Board does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                     By Order of the Board of Directors,


                                     /s/ C. Thomas Wyche

                                     C. Thomas Wyche, Secretary

                                     Dated:  April 30, 2002

                                                                         Annex A
HomeGold Financial, Inc.
3901 Pelham Road
Greenville, SC 29615

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOMEGOLD FINANCIAL, INC. (THE "COMPANY")
The undersigned hereby appoints Ronald J. Sheppard and John M. Sterling, Jr. or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of the Company held of record by the undersigned on May 3, 2002, at the Annual Meeting of Shareholders to be held June 4, 2002 or any adjournment thereof. The Company makes the following proposal.

Proxy for Common Stock
--------------------------------------------------------------------------------
1.    ELECTION OF DIRECTORS

      FOR the six nominees listed below (except as marked to the contrary below)

      FOR |_| AGAINST |_|

      WITHHOLD AUTHORITY to vote for any of the five nominees listed below:

      Tecumseh Hooper, Jr., J. Robert Philpott, Jr., John M. Sterling, Jr., Ronald J. Sheppard, Paul Banniger

      INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                    ----------------------------------------------------
                    DATE

                    ----------------------------------------------------
                    SIGNATURE

                    ----------------------------------------------------
                    SIGNATURE IF HELD JOINTLY

                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                    THE ABOVE SIGNATORY(IES) HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS DATED APRIL 30, 2002, AND THE PROXY STATEMENT AND ANNUAL REPORT FURNISHED THEREWITH.